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                                                                     Exhibit 3.1

                    MBNA AMERICA BANK, NATIONAL ASSOCIATION
                       Composite Articles of Association
                      (As amended through June 30, 1998)


     FIRST. The title of this Association shall be MBNA America Bank, National Association. (As amended 1/30/91)

     SECOND. The Main Office of the Association shall be in Wilmington, county of New Castle, state of Delaware. (As amended June 16, 1995)

     The general business of the Association shall be conducted at its main office and its legally established branches.

     THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. The Board of Directors may increase the number of Directors by up to two directors when the number last elected by shareholders was fifteen
(15) or fewer and by up to four (4) Directors when the number last elected by shareholders was sixteen (16) or more. Any vacancy in the Board of Directors may be filled by action of the Board of Directors. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors' meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors and such written consent is filed with the minutes of proceedings of the Board of Directors.

     Each Director shall own common or preferred stock of the Association or of a bank holding company controlling the Association with an aggregate par, fair market or equity value of not less than $1,000 as of either (i) the date purchased or (ii) the date the person became a Director, whichever is greater. Any combination of common or preferred stock of the Association or holding company may be used. (As amended 4/22/96)

     FOURTH.  There shall be an annual meeting of the shareholders the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors. Any action required or permitted to be taken at any meeting of shareholders (including any annual meeting) may be taken without a meeting, if a consent in writing, setting forth such action, is signed by all the shareholders entitled to vote on the subject matter thereof and any other shareholders entitled to notice of a meeting of shareholders (but not to Vote thereat) have waived in writing any rights which they may have to dissent from such action, and such consent and waiver are filed with the records of the Association.
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     FIFTH.  The amount of authorized capital stock of this association shall be
$400,000,000 divided into 5,000,000 shares of common stock, the par value per share of $80, but the capital stock may be increasd or decreased from time to time in accordance with the provisions of the laws of the United States. (As amended 6/30/98)

     If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders meeting is specified in a resolution by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

     If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

     The Association at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

     SIXTH. The Board of Directors shall appoint one of its members as President, may appoint one of its members as Chairman and may appoint one or more members of its members Vice Chairman. The Board of Directors may appoint one or more Vice Presidents (including Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents), and such other officers and employees as it may deem appropriate. The Board of Directors may authorize the President, the Chairman of the Bank or any Vice Chairman to appoint subordinate officers." (As amended July 11, 1995)

     The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

     SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Wilmington, Delaware without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of this Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency. (As amended 6/19/96)

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     EIGHTH.  The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

     NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten percent (10%) of the stock of this Association, may call a special meeting of the shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at this address as last shown upon the books of this Association.

     TENTH. (a) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Association shall have any liability to the Association or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Association whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

          (b) To the fullest extent permitted by the Maryland General Corporation Law, the Association shall indemnify and advance expenses to its currently acting and its former directors. The Association shall indemnify and advance expenses to its officers to the same extent as its directors, and may do so to such further extent as is consistent with law. The Board of Directors may by bylaws, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

          (c) The provisions of this Article shall be subject to all requirements of federal law and regulations issued by federal banking authorities in respect of such laws.

          (d) The Association may purchase insurance for the purpose of indemnifying its directors and officers to the extent that such indemnification is permitted by the preceding paragraphs and not prohibited by federal banking laws and regulations.

          (e) References to the Maryland General Corporation Law, federal law, or federal banking laws and regulations (collectively "Laws") in this Article are to the Laws as from time to time amended. No amendment to the charter of the Association shall affect any right of any person under this Article based on any event, omission or preceding prior to the amendment. (As amended 4/23/91)


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          ELEVENTH.  These Articles of Association may be amended at any regular or special meeting of the shareholders for which adequate notice has been given by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.


Filed:      1/22/91
Adopted:    1/22/91
Amended:    1/23/91
            1/30/91
            4/23/91
            6/30/92
            7/11/95
            6/16/95
            4/22/96
            6/19/96
            6/30/98

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